UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 3, 2006

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

5555 Oberlin Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective April 3, 2006, Tae W. Andrews joined DexCom, Inc. (the “Company”) as Vice President of Marketing pursuant to an offer letter agreement.  Mr. Andrews will be entitled to a yearly salary of $205,000.   Upon joining the Company, Mr. Andrews received an option to purchase 100,000 shares of the Company’s common stock.  The option will vest over a period of four years.

The offer letter also contains a change of control arrangement, which provides that in the event of a change of control and in connection with, or 12 months following, the change of control, the Company terminates Mr. Andrews’ employment without cause or constructively terminates Mr. Andrews, all unvested shares of the Company’s common stock subject to all options granted to Mr. Andrews will fully vest. The Company has also agreed that in the event it terminates Mr. Andrews without cause, then Mr. Andrews will receive six months salary as severance. In each case, the Company’s obligation to make any severance payments is expressly conditioned upon Mr. Andrews’ execution and delivery of a general release and waiver of all claims.

Prior to joining DexCom, Mr. Andrews was Vice President of Marketing for Accumetrics, Inc., a provider of rotor telemetry technology, from October 2005 through March 2006. From February 2004 to March 2005, he served as Vice President of Marketing for Novalar Pharmaceuticals, a pharmaceutical company. From June 2002 through January 2004, Mr. Andrews served as Vice President of Marketing and Global Branding for TheraSense, Inc., a developer of blood glucose monitoring systems that was acquired by Abbott Laboratories, and from May 1999 through May 2002, Mr. Andrews served as their Vice President of Sales and Marketing. He holds a B.S. degree from the United States Naval Academy and an M.B.A. from Columbia University.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Exhibits.

Exhibit Number	Description of Exhibit
99.01	Offer Letter Agreement, dated March 22, 2006, between Tae W. Andrews and DexCom, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Steven J. Kemper
Steven J. Kemper Chief Financial Officer

Date: April 5, 2006

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
99.01	Offer Letter Agreement, dated March 22, 2006, between Tae W. Andrews and DexCom, Inc.